EXHIBIT 4.4

                               FIRST AMENDMENT TO

                          VIRGINIA BANKERS ASSOCIATION

                   MASTER DEFINED CONTRIBUTION PLAN AND TRUST

                                  (June, 1996)

                           Basic Plan Document No. 03

        Pursuant to subparagraph  14.1(b) of the Plan, the Board of Directors of
the  Virginia  Bankers  Association   Benefits  Corporation  hereby  adopts  the
following amendments to the Basic Plan Document 03 effective July 1, 1996:

1. Option 4(a) of the Adoption Agreement is revised by substituting "402(e)(3)" for "402(a)(8)" where it appears in the last sentence thereof.

2. The flush language at the end of subparagraph 1.32(b) is amended to read as follows:

For purposes hereof "compensation" means compensation as defined in Section 415(c)(3) of the Code but including amounts contributed by the leasing organization pursuant to a salary reduction agreement which are excludable from the leased employee's gross income under Section 125, 402(e)(3), 402(h)(1)(B) or 403(b) of the Code.

3. Paragraph 1.45 is amended to read as follows:

         1.45 "Statutory Compensation": An Employee's Total Compensation plus employee elective salary reduction or similar contributions excluded from Total Compensation by reason of Sections 125, 402(e)(3) and 402(h)(1)(B) of the Code and employer contributions made pursuant to salary reduction agreements under
Section 403(b) of the Code. Statutory Compensation for a Plan Year (or other applicable computation period) shall be limited by the Compensation Limit for all purposes other than determining Family Members, Highly Compensated Employees and Key Employees.

4. Clause (i) of paragraph 1.48 is amended to read as follows:

                    (i) "Wages, Tips and Other Compensation Box on Form W-2". Wages as defined in Section 3401(a) and all other payments of compensation to an Employee by the Employer (in the course of the Employer's trade or business) for which the Employer is required to furnish the Employee a written statement under Sections 6041(d), 6051(a)(3) and 6052 of the Code. Such compensation must be determined without regard to any rules under Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2)).

5. Clause (iii) of subparagraph 2.2(a) is amended by adding the following sentence at the end thereof:

        An Employee who is credited with 1000 Hours of service in both the Initial Year and the first Plan Year commencing prior to the end of the Initial Year will be credited with Two years of Eligibility Service.

6. Subparagraph 3.1(d) is amended to add the following sentence at the end thereof:

        The minimum allocation is determined without regard to any Social Security contribution. This minimum allocation shall be made even though, under other plan provisions, the Participant would not otherwise have received an allocation or would have received a lesser allocation for the year. The minimum allocation (to the extent required to be non-forfeitable under Section 416(b) of the Code) may not be forfeited under Section 411(a)(3)(B) or 411(a)(3)(D) of the Code.

7. Clause (ii)(C) of subparagraph 3.4(b) is amended to read as follows:

                      (C) The term "Excess Elective Deferrals" means a Participant's Elective Deferrals for a calendar year in excess of the Elective Deferral Dollar Limitation for such calendar year. Excess Elective Deferrals shall be treated as Annual Additions under the Plan, unless such amounts are distributed no later than the first April 15 following the close of the Participant's taxable year.

8. Clause (v) of subparagraph 3.4(b) is amended to read as follows:

                    (v) Any Excess Elective Deferrals allocated to the Plan or deemed allocated to the Plan shall then be distributed to the Participant (together with income thereon as determined pursuant to Section 402(g) of the Code) no later than April 15.

9. Clause (v)(B) of subparagraph 4.10(b) is amended to add the following sentence at the end thereof:

             Aggregate Contributions shall not include Employer Matching Contributions that are forfeited either to correct Excess Aggregate Contributions or because the contributions to which they relate are Excess Contributions or Excess Aggregate Contributions.

10. Subparagraph 4.6(g) is deleted from the Plan and the balance of paragraph
    4.6 is renumbered.

11. Paragraph 4.8 amended to read as follows:

        4.8         Unallocated Accounts.

        4.8(a) If any distribution of an Accrued Benefit is made to a Participant from his Employer Active Account before such Participant has a non-forfeitable right to his entire Accrued Benefit and before such Participant has incurred five (5) consecutive Years of Broken Service (referred to herein as the "requisite break in service") and before such Participant has forfeited the non-vested portion of his Employer Active Account due to his death or the distribution of his entire non-forfeitable Accrued Benefit as provided in clause
(i)(C) of subparagraph 6.6(a) (referred to herein as the "requisite forfeiture"), the balance of such Employer Active Account after each such distribution shall be maintained as an unallocated portion of his Employer Active Account until either:

                 (i) Such Participant has incurred the requisite break in service or requisite forfeiture, in which event his non-forfeitable interest in each such unallocated portion shall be designated as or added to his Employer Non-forfeitable Account pursuant to subparagraph 6.3(c), or

                (ii) Such Participant has become entitled to a non-forfeitable interest in his entire Accrued Benefit, in which event such portion shall no longer be unallocated.

In no event shall any contributions or forfeitures be allocated to that part of a Participant's Employer Active Account which has been so suspended, but such unallocated portion shall nevertheless be adjusted to reflect the increases or decreases in the value of the Fund pursuant to paragraph 4.6.

        4.8(b) A Participant's non-forfeitable interest at any relevant time in any unallocated portion of his Employer Active Account shall be determined by first determining:

                 (i) A "factor", which is the ratio of the value of such suspended portion at such relevant time to the value of the balance in such unallocated portion immediately after such distribution, and

                (ii) The "adjusted distribution", which is the product obtained by multiplying such factor by the sum of the last adjusted distribution, if any, plus the amount of the distribution which caused the such unallocated portion of his Employer Active Account to exist.

The Participant's non-forfeitable interest in any unallocated portion of his Employer Active Account at any relevant time shall equal the excess of:

               (iii) The product obtained by multiplying such Participant's non-forfeitable percentage, determined under subparagraph 6.3(a) or (b), as the case may be, at such relevant time, by the sum obtained by adding the adjusted distribution to the value of the unallocated portion at such relevant time, over

                (iv) The adjusted distribution.

12. Paragraph 4.13 is deleted from the Plan.

13. A new subparagraph 6.6(c) is added to the plan to read as follows:

        6.6(c) No forfeiture will occur solely as a result of an Employee's withdrawal of his Participant Pre-tax or After-tax Contributions.

14. Subparagraph 8.12(f) is amended by adding the following sentence at the end thereof:

If a Participant dies after distribution of his interest has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant's death.

15. A new subparagraph 9.10(h) is added to the plan to read as follows:

        9.10(h) In the event of a default, foreclosure on the note and attachment of the security will not occur until a distribution event occurs in the Plan.

16. A new subparagraph B-1.2(g) is added to Appendix B to the Plan to read as follows:

        B-1.2(g) All determinations under this Appendix shall be made in accordance with the regulations under Section 416 of the Code.

17. Appendix C to the Plan is amended to read in the form attached hereto.

        This First Amendment is adopted by Board of Director of the Benefits Corporation on this 20th day ofJune , 1998. Employers adopting the Plan shall be notified of this amendment in writing, and a copy of this amendment shall be provided to each.

                                         VIRGINIA BANKERS ASSOCIATION
                                         BENEFITS CORPORATION

                                         By  /s/ Roxanne H. Sheppard
                                            --------------------------
                                         Its  Chief Administrative Office
                                            -----------------------------

                          VIRGINIA BANKERS ASSOCIATION
                   MASTER DEFINED CONTRIBUTION PLAN AND TRUST
                                   Appendix C
          Rules Pertaining to Limitations on Contributions and Benefits


         C-1.1  Introduction  and  Incorporation  by Reference of  Provisions of
Section 415 of the Code.

         C-1.1(a) This Appendix contains definitions and adjustments pertaining to the limitation of contributions and benefits under the Plan under Section 415 of the Code. To the extent a Death Benefit with respect to a Participant is determined on the basis of his Accrued Benefit, or a projection thereof, such Death Benefit shall be determined on a basis which appropriately reflects the limitations imposed hereunder. The rules and provisions of this Appendix shall apply to the extent not inconsistent with the applicable provisions of Section 415, and Section 416 as applicable to Section 415, of the Code.

         C-1.1(b) To the extent not otherwise provided herein or to the extent inconsistent with the provisions hereof and except as prohibited by applicable regulations under the Code, the applicable limitations on contributions and benefits under Section 415, as modified where applicable by Section 416 of the Code, are incorporated by reference and shall control over any contrary or omitted provisions in the Plan.

         C-1.1(c) Solely for purposes of applying the limitations described in this Appendix, Total Compensation of a Participant who is both a Non-Highly Compensated Employee and who is permanently and totally disabled (as defined in Section 22(e) of the Code) is the compensation such Participant would have received for the Limitation Year if the Participant had been paid at the rate of compensation paid immediately before becoming permanently and totally disabled; such imputed compensation may be taken into account only if the contribution made on behalf of such Participant is non-forfeitable when made.

         C-1.2 Limitations on Contributions and Benefits. This paragraph applies if the Participant does not participate in, and has never participated in another qualified plan maintained by the Employer or a welfare benefit fund, as defined in Section 419(e) of the Code, maintained by the Employer, an individual medical account, as defined in Section 415(1)(2) of the Code, maintained by the Employer, or a simplified employee pension plan, as defined in Section 408(k) of the Code, which provides an Annual Addition as defined in subparagraph 1.4(a) of this Appendix. In such case, the amount of Annual Additions which may be credited to the Participant's account for any Limitation Year will not exceed the lesser of the Maximum Permissible Amount or any other limitation contained in this Plan. If the Employer contribution that would otherwise be contributed or allocated to the Participant's account would cause the Annual Additions for the Limitation Year to exceed the Maximum Permissible Amount, the amount contributed or allocated will be reduced so that the Annual Additions for the Limitation Year will equal the Maximum Permissible Amount.

         C-1.2(a) Prior to determining the Participant's Total Compensation for the Limitation Year, the Employer may determine the Maximum Permissible Amount for a Participant on the basis of a reasonable estimation of the Participant's Total Compensation for the Limitation Year, uniformly determined for all Participants similarly situated.

         C-1.2(b) As soon as is administratively feasible after the end of the Limitation Year, the Maximum Permissible Amount for the Limitation Year will be determined on the basis of the Participant's Total Compensation for the Limitation Year.

         C-1.2(c) Any amount in excess of the Maximum Permissible Amount will be disposed of in the manner described in paragraph 4.5 of the Plan.

         C-1.3 Additional Limitations Where Employer Maintains More Than One
Plan.

         C-1.3(a) This paragraph applies if, in addition to this Plan, the Participant is covered under another Master or Prototype Plan which is a qualified defined contribution plan maintained by the Employer, a welfare benefit fund (as defined in Section 419(e) of the Code) maintained by the Employer, a welfare benefit fund (as defined in Section 419(a) of the Code) maintained by the Employer, an individual medical account (as defined in Section 415(1)(2) of the Code) maintained by the Employer, or a simplified employee pension plan maintained by the Employer, which provides an Annual Addition as defined in subparagraph 1.4(a) of this Appendix, during any Limitation Year. The Annual Additions which may be credited to a Participant's account under this Plan for any such Limitation Year will not exceed the Maximum Permissible Amount reduced by the Annual Additions credited to a Participant's account under the other plans, welfare benefit funds, individual medical accounts and simplified employee pensions for the same Limitation Year. If the Annual Additions with respect to the Participant under other defined contribution plans, welfare benefit funds, individual medical accounts and simplified employee pensions maintained by the Employer are less than the Maximum Permissible Amount and the Employer contribution that would otherwise be contributed or allocated to the Participant's account under this Plan would cause the Annual Additions for the Limitation Year to exceed this limitation, the amount contributed or allocated will be reduced so that the Annual Additions under all such plans and funds for the Limitation Year will equal the Maximum Permissible Amount. If the Annual Additions with respect to the Participant under such other defined contribution plans, welfare benefit funds, individual medical accounts and simplified employee pensions in the aggregate are equal to or greater than the Maximum Permissible Amount, no amount will be contributed or allocated to the Participant's account under this Plan for the Limitation Year.

         C-1.3(b) Prior to determining the Participant's Total Compensation for the Limitation Year, the Employer may determine the Maximum Permissible Amount for a Participant in the manner described in subparagraph 1.2(a) of this Appendix.

         C-1.3(c) As soon as is administratively feasible after the end of the Limitation year, the Maximum Permissible Amount for the Limitation Year will be determined on the basis of the Participant's Total Compensation for the Limitation Year.

         C-1.3(d) If, pursuant to subparagraph 1.3(a) of this Appendix or as a result of the allocation of forfeitures, a Participant's Annual Additions under this Plan and such other plans would result in an excess amount for a Limitation Year, the excess amount will be deemed to consist of the Annual Additions last allocated, except that Annual Additions attributable to a simplified employee pension will be deemed to have been allocated first, followed by Annual Additions to a welfare benefit fund or individual medical account, regardless of the actual allocation date.

         C-1.3(e) If an excess amount was allocated to a Participant on an allocation date of this Plan which coincides with an allocation date of another plan, the excess amount attributed to this Plan will be the product of,

                       (a) The total excess amount allocated as of such date, times

                       (b) The ratio of (i) the Annual Additions allocated to the Participant for the Limitation Year as of such date under this Plan to (ii) the total Annual Additions allocated to the Participant for the Limitation Year as of such date under this and all the other qualified master or prototype defined contribution plans.

         C-1.3(f) Any excess amount attributed to this Plan will be disposed in the manner described in paragraph 4.5 of the Plan.

         C-1.3(g) If the Participant is covered under another qualified defined contribution plan maintained by the Employer which is not a Master or Prototype Plan, Annual Additions which may be credited to the Participant's account under this Plan for any Limitation Year will be limited in accordance with paragraph
1.3 of this Appendix as though the other plan were a Master or Prototype Plan unless the Employer provides other limitations in Option 14(b) of the Adoption Agreement.

         C-1.3(h) If the Employer maintains, or at any time maintained, one or more qualified defined benefit plans covering any Participant in this Plan, the sum of the Participant's Defined Benefit Fraction and Defined Contribution Fraction will not exceed 1.0 in any Limitation Year, and the Annual Additions which may be credited to the Participant's accounts under this Plan will be limited in accordance with Option 14(c) of the Adoption Agreement.

         C-1.4 Special Limitation Definitions. The following words and terms shall have the meaning set forth below in this paragraph 1.4.

         C-1.4(a) "Annual Additions": The sum of the following amounts credited to a Participant's account for the Limitation Year:

                    (i) Employer   contributions   (including  any  Participant
         elective cash or deferred salary reduction or similar contributions made by the Employer under Section 401(k), 403(b) or 408(k) of the Code unless such contributions are returned to the Participant pursuant to any other limitation requirements of the Plan.)

                   (ii) Employee contributions,

                  (iii) Forfeitures,

                   (iv) Amounts allocated, after March 31, 1984 to an individual medical account, as defined in Section 415(1)(2) of the Code, which is part of a pension or annuity plan maintained by the Employer are treated as Annual Additions to a defined contribution plan. Also, amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits allocated to the separate account of a Key Employee, as defined in Section 419A(d)(3) of the Code, under a welfare benefit fund, as defined in Section 419(e) of the Code, maintained by the Employer, are treated as Annual Additions to a defined contribution plan,

                    (v) Allocations under a simplified employee pension.

For this purpose, any excess amount applied under paragraph 4.5 of the Plan and subparagraphs 1.2(c) and 1.3(f) of this Appendix in the Limitation Year to reduce Employer contributions will be considered Annual Additions for such Limitation Year.

         C-1.4(b) "Defined Benefit Fraction": A fraction, the numerator of which is the sum of the Participant's Projected Annual Benefits under all the defined benefit plans (whether or not terminated) maintained by the Employer, and the denominator of which is the lesser of 125 percent (125%) of the dollar limitation determined for the Limitation Year under Sections 415(b) and (d) of the Code or 140 percent (140%) of the Highest Average Compensation, including any adjustments under Section 415(b) of the Code. Notwithstanding the above, if the Participant was a Participant as of the first day of the first Limitation Year beginning after December 31, 1986, in one or more defined benefit plans maintained by the Employer which were in existence on May 6, 1986, the denominator of this fraction will not be less than 125 percent (125%) of the sum of the annual benefits under such plans which the Participant had accrued as of the close of the last Limitation Year beginning before January 1, 1987, disregarding any changes in the terms and conditions of the plan after May 5, 1986. The preceding sentence applies only if the defined benefit plans individually and in the aggregate satisfied the requirements of Section 415 for all Limitation Years beginning before January 1, 1987.

         C-1.4(c) "Defined Contribution Dollar Limitation": $30,000 or, if greater, one-fourth of the defined benefit dollar limitation set forth in
Section 415(b)(1) of the Code as in effect for the Limitation Year.

         C-1.4(d) "Defined Contribution Fraction": A fraction, the numerator of which is the sum of the Annual Additions to the Participant's account under all the defined contribution plans (whether or not terminated) maintained by the Employer for the current and all prior Limitation Years, (including the Annual

Additions attributable to the Participant's nondeductible employee contributions to all other defined benefit plans (whether or not terminated) maintained by the Employer, and the Annual Additions attributable to all welfare benefit funds, as defined in Section 419(e) of the Code, individual medical accounts, as defined in Section 415(l)(2) of the Code, maintained by the Employer or simplified employee pensions maintained by the Employer), and the denominator of which is the sum of the maximum aggregate amounts for the current and all prior Years of Limitation Service with the Employer (regardless of whether a defined contribution plan was maintained by the Employer). The maximum aggregate amount in any Limitation Year is the lesser of 125 percent (125%) of the dollar limitation determined under Sections 415(b) and (d) of the Code in effect under
Section 415(c)(1)(A) of the Code or 35 percent (35%) of the Participant's Total Compensation for such year. If the Employee was a Participant as of the first day of the first Limitation Year beginning after December 31, 1986, in one or more defined contribution plans maintained by the Employer which were in existence on May 6, 1986, the numerator of this fraction will be adjusted if the sum of this fraction and the Defined Benefit Fraction would otherwise exceed 1.0 under the terms of this Plan. Under the adjustment, an amount equal to the product of (1) the excess of the sum of the fractions over 1.0 times (2) the denominator of this fraction, will be permanently subtracted from the numerator of this fraction. The adjustment is calculated using the fractions as they would be computed as of the end of the last Limitation Year beginning before January 1, 1987, and disregarding any changes in the terms and conditions of the plans made after May 5, 1986, but using the Section 415 limitation applicable to the first Limitation Year beginning on or after January 1, 1987. The Annual Addition for any Limitation Year beginning before January 1, 1987, shall not be recomputed to treat all employee contributions as Annual Additions.

         C-1.4(e) "Employer": For purposes of this Appendix, Employer shall mean the Employer that adopts this Plan, and all members of a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code, as modified by Section 415(h)), all commonly controlled trades or businesses (as defined in Section 414(c) as modified by Section 415(h)), or affiliated service groups (as defined in Section 414(m)) of which the adopting employer is a part, and any other entity required to be aggregated with the employer pursuant to regulations under Section 414(o) of the Code.

         C-1.4(f) "Excess Amount": The excess of the Participant's Annual Additions for the Limitation Year over the Maximum Permissible Amount.

         C-1.4(g)   "Highest  Average   Compensation":   The  average  of  Total
Compensation for the three consecutive Years of Limitation Service with the Employer that produces the highest average.

         C-1.4(h) "Limitation Year": A calendar year, or the 12-consecutive month period elected by the Employer in Option 14(e) of the Adoption Agreement. All qualified plans maintained by the employer must use the same Limitation Year. If the Limitation Year is amended to a different 12-consecutive month period, the new Limitation Year must begin on a date within the Limitation Year in which the amendment is made.

         C-1.4(i) "Master or Prototype Plan": A plan the form of which is the subject of a favorable opinion letter from the Internal Revenue Service.

         C-1.4(j) "Maximum Permissible Amount": The maximum Annual Addition that may be contributed or allocated to a Participant's account under the Plan for any Limitation Year shall not exceed the lesser of:

                    (i)  The Defined Contribution Dollar Limitation, or

                   (ii) Twenty-five percent (25%) of the Participant's Total Compensation for the Limitation Year.

The compensation limitation referred to in clause (ii) shall not apply to any contribution for medical benefits (within the meaning of Section 401(h) or Section 419A(f)(2) of the Code) which is otherwise treated as an Annual Addition under Section 415(l)(1) or 419A (d)(2) of the Code. If a short Limitation Year is created because of an amendment changing the Limitation Year to a different 12-consecutive month period, the Maximum Permissible Amount will not exceed the Defined Contribution Dollar Limitation multiplied by the following fraction:

                  Number of months in the short Limitation Year
                                       12

         C-1.4(k) "Projected Annual Benefit": The annual retirement benefit (adjusted to an actuarially equivalent straight life annuity if such benefit is expressed in a form other than a straight life annuity or qualified joint and survivor annuity) to which the Participant would be entitled under the terms of the Plan assuming:

                    (i) The Participant will continue employment until Normal Retirement Age under the Plan (or current age, if later), and

                   (ii) The Participant's Total Compensation for the current Limitation Year and all other relevant factors used to determine benefits under the plan will remain constant for all future Limitation Years.

         C-1.4(l) "Year of Limitation Service": A Year of Service credited on the basis of a computation period which is the Limitation Year. Partial Years of Limitation Service shall be determined on the basis of calendar months of service, with one-twelfth (1/12) of the number of Hours of Service (where counted for purposes of determining Years of Service or otherwise by aggregating partial periods of service) required for completing a Year of Service, rounded to the next lowest whole hour.